As filed with the Securities and Exchange Commission on May 20, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TENNECO INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0515284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 North Field Drive
Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip code)
Tenneco Inc. 2006 Long-Term Incentive Plan,
as Amended and Restated Effective March 11, 2009
(Full title of the plan)
James Harrington
Vice President of Law
500 North Field Drive
Lake Forest, Illinois 60045
(Name and address of agent for service)
(847) 482-5000
(Telephone number, including
area code, of agent for service)
with a copy to:
Jodi A. Simala
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
(312) 782-0600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed Maximum	Maximum
Title of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered (1)	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common stock, par value $0.01 per share	2,300,000 shares (3)	$5.71	$13,133,000	$733.00

(1)	This Registration Statement shall, in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act and computed on the basis of the average of the high and low sales prices per share of the Registrant’s common stock, as reported on The New York Stock Exchange on May 18, 2009.
(3)	This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register additional shares issuable under the Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”), as to which Plan shares were previously registered under the Registrant’s Registration Statement on Form S-8 (No. 333-142475).

REGISTRATION OF ADDITIONAL SECURITIES
PART II
Item 3. Incorporation of Documents by Reference
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EX-5.1
EX-15
EX-23.1

REGISTRATION OF ADDITIONAL SECURITIES
          Pursuant to General Instruction E for Form S-8, the contents of the Registration Statement of Tenneco Inc. (“Tenneco”) on Form S-8, File No. 333-142475 (the “Prior Registration Statement”), are incorporated herein by reference. The Registration Statement covers 2,300,000 additional shares of common stock issuable under the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended and restated.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The documents listed below are incorporated by reference in this Registration Statement:
(a)	Tenneco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(b)	Tenneco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

(c)	Tenneco’s Current Reports on Form 8-K, dated January 13, 2009, February 5, 2009, February 5, 2009, February 5, 2009, February 23, 2009, March 13, 2009, March 16, 2009, May 14, 2009 and May 15, 2009.

(d)	The description of Tenneco’s common stock, $0.01 par value, contained in Tenneco’s Registration Statement on Form 10 (File No. 1-12387) originally filed with the Commission on October 30, 1996, including all amendments or reports filed for the purpose of updating the description included therein.
In addition, all documents subsequently filed by Tenneco with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing by Tenneco of a post-effective amendment which indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits.
Incorporated by reference to the Exhibit Index attached hereto.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of that registrant in the successful defense of any action, suit or proceeding) is asserted against a registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, Tenneco Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 20, 2009.

TENNECO INC.

By:	/s/ Kenneth R. Trammell

Name: Kenneth R. Trammell
Title: Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears immediately below constitutes and appoints Gregg M. Sherrill, Kenneth R. Trammell and Paul D. Novas, and each or any one of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable Tenneco to comply with the Securities Act of 1933 and other federal and state securities laws, in connection with the Tenneco Inc. 2006 Long-Term Incentive Plan and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on May 20, 2009.

Signature	Title

/s/ Gregg M. Sherrill Gregg M. Sherrill	Chairman, Chief Executive Officer and Director (principal executive officer)

/s/ Kenneth R. Trammell Kenneth R. Trammell	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Paul D. Novas Paul D. Novas	Vice President and Controller (principal accounting officer)

/s/ Charles W. Cramb Charles W. Cramb	Director

/s/ Dennis J. Letham Dennis J. Letham	Director

/s/ Frank E. Macher Frank E. Macher	Director

/s/ Hari N. Nair Hari N. Nair	Director

/s/ Roger B. Porter Roger B. Porter	Director

/s/ David B. Price, Jr. David B. Price, Jr.	Director

/s/ Paul T. Stecko Paul T. Stecko	Director

/s/ Mitsunobu Takeuchi Mitsunobu Takeuchi	Director

/s/ Jane L. Warner Jane L. Warner	Director

EXHIBIT INDEX

Exhibit
Number	Document

5.1	Opinion of Mayer Brown LLP, as to the validity of the securities.

10.1	Tenneco Inc. 2006 Long-Term Incentive Plan, as amended and restated effective March 11, 2009 (incorporated by reference to Appendix A of Tenneco’s Definitive Proxy Statement filed on March 31, 2009).

15	Letter of Deloitte & Touche LLP regarding unaudited financial information.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Mayer Brown LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages to this Registration Statement).